MEDIA RELEASE

VERA BRADLEY ANNOUNCES PLANNED CLOSING OF NEW HAVEN, INDIANA
MANUFACTURING FACILITY

FORT WAYNE, Ind., March 10, 2015 -- Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced that it plans to close its New Haven, Indiana manufacturing facility.

The Company plans to close its manufacturing facility located in New Haven, Indiana (metropolitan Fort Wayne) beginning on May 9, 2015, unless business conditions necessitate earlier action. Currently, approximately 5% of the Company’s products are manufactured in this facility, and approximately 250 associates are employed there. The Company began manufacturing in this facility in 2009. Excluding the manufacturing facility, the Company employs approximately 630 associates in metropolitan Fort Wayne, with a total of approximately 2,300 associates throughout the United States.

Robert Wallstrom, Chief Executive Officer of Vera Bradley, noted, “We have certainly taken pride in being able to produce a portion of our product in the U.S. We have a very wonderful group of skilled and dedicated associates who have assured that Vera Bradley’s high quality standards are met, day-in and day-out.

“However, it costs approximately 90% more to manufacture goods domestically than in overseas factories, and our domestic manufacturing costs have continued to rise year over year. Over the last several months, we have been working hard to figure out how to run our operations more efficiently. After careful analysis and consideration, we concluded that closing this facility is the right long-term financial decision for the Company as a whole. This was not an easy decision to make.”

Wallstrom continued, “This planned closing is certainly not a reflection of the team. This is a great group of associates, many of whom have been with us for several years. We are hopeful that several of these associates will be able to transfer to other positions within the Company. We will provide severance packages for those who are unable to transfer.”

“Vera Bradley has its roots in Fort Wayne and remains deeply committed to the area,” Wallstrom noted. “We just completed the expansion of our headquarters building and expanded our distribution facility last year, both of which are located in Roanoke, Indiana. At these two facilities alone, we employ over 600 associates. As a Company, we are working hard to grow revenues and improve our operations so that we will have even more opportunities for Indiana job growth and advancement.”

Wallstrom added, “The Vera Bradley Foundation for Breast Cancer is an integral part of the Company’s culture and commitment to Indiana. Since 1998, the Foundation has donated over $26 million to support breast cancer research at the Indiana University Melvin and Bren Simon Cancer Center in Indianapolis, a nationally ranked cancer center, with last year’s donation topping $3 million.”

The Company will incur charges of $3.0 million ($1.9 million after tax) relating to the facility closing in the fourth quarter of the fiscal year ended January 31, 2015 (“fiscal 2015”), primarily related to raw materials inventory write-downs. The Company expects to incur restructuring and other charges in the first quarter of the fiscal year ending January 30, 2016 (“fiscal 2016”) estimated to be between $6.0 million to $7.0 million ($3.8 million to $4.5 million after tax), related to the facility closing and other cost saving measures. Management expects that the plant closure will reduce operating costs by approximately $12.0 million annually beginning in the fourth quarter fiscal 2016.

About Vera Bradley, Inc.

Vera Bradley, Inc. is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with its fans. Fiscal 2014 net revenues totaled approximately $530 million. The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley

Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended November 1, 2014. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)
Mediacontact@verabradley.com
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